Exhibit 99.1

SUPERCLICK REPORTS RECORD ANNUAL RESULTS
Revenue up 23% and Gross Profit up 105.4%

SAN DIEGO, January 30, 2007 (PRIMEZONE) -- Superclick, Inc. (OTC BB: SPCK.OB - News) today announced financial results for the fiscal year-ended October 31, 2006. Sandro Natale, Chief Executive Officer commented that “we are extremely pleased to announce record revenue for fiscal year 2006 with triple-digit growth in gross profit on a year-over-year basis.”

During the fiscal year-ended October 31, 2006, revenue increased 23.1% to $3,946,311, an increase of $740,615 compared to $3,205,696 for the year-ended October 31, 2005. The increase in revenue was driven in large part by increases in our customer support footprint.

Gross profit increased to $1,663,884 a gain of $853,703 or 105.4% over last year’s $810,181 gross profit while gross margin for the current year was 42.2% compared to 25.3% for the previous year.

Selling, general and administrative (“SG&A”) expenses for the year were $2,418,059 and $2,564,132, respectively. The $146,073 or 5.7% favorable variance was mainly due to benefits attained due to the restructuring efforts which commenced during the first quarter of 2006. Included in the SG&A expenses were non-cash expenses of $466,466 and $360,041 respectively.

There was a 43.2% or $846,175 improvement in the loss from operations over the previous year. Loss from operations for 2006 was $1,112,439 and that of 2005 was $1,958,614. Excluding non-cash SG&A expenses of $466,466 and $360,041 respectively, the loss from operations was $645,973 for the year ended October 31, 2006 compared to a loss of $1,598,573 the previous year.

The net loss for 2006 and 2005 was $2,399,604 and $4,284,225 respectively. The favorable variance was entirely due to the 2005 extraordinary loss of $2,447,500 for the write down of the company’s investment and goodwill in Hotel Net, LLC.

Superclick’s CFO Jean Perrotti commented that “this year we have made significant improvements in terms of operational efficiency across all aspects of the business which is reflected in our dramatically improved gross margins. We are committed to maintaining these financial improvements across each part of our business through fiscal 2007 while continuing to focus on top-line revenue growth through new installations, increasing our recurring customer support business and the roll-out of new products and services.”

Milestones Achieved During Fiscal 2006

Sandro Natale added that “we made significant progress against our key business goals of 2006, and have built a strong foundation for continued growth going forward. Amongst our accomplishments this past year, we were selected by Fairmont Hotels & Resorts to further enhance its technology support for guests. In addition, we continued to expand our business with Intercontinental Hotels. We expanded our product and service offerings with the first generation launch of Superclick MDS (Media Distribution System). We believe that Superclick MDS is a powerful content delivery solution that will enable our hotel and convention center customers to leverage their IP infrastructure to both generate revenue over their networks and to more effectively brand their service offerings. We continue to listen to our customers and develop products and services on our platform technology responsive to their needs. This is fundamental to maintaining our technology advantage in the market place as well as driving our continued growth.”

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC(r), Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contacts:

Frank Candido
Optimus Asset Management Inc.
(514) 969-5530